Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS ROBUST EARNINGS ON

RECORD REVENUES

FORT LAUDERDALE, FL, September 7, 2023 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended July 29, 2023. Compared to the prior year:

●	Net sales increased to $324 million, a record;

●	Operating profit increased 36% to $63 million;

●	Earnings per share increased 39% to $.53; and

●	Cash generated by operations increased $30 million to $70 million.

“Reflecting on our historical financial performance, the first quarter has always been our most significant, serving as a reliable preview of the coming fiscal year.  Historically, there has been a significant correlation of improved earnings for the quarter with achievement of targeted financial performance for the year.  Accordingly, we take pleasure in reporting our ninth consecutive quarter of record sales and a strong start to our 2024 fiscal year,” stated a company spokesperson. “Despite a slight volume decrease, margins continued to improve as a result of price increases and easing of raw material price pressures. Gross profit per case increased and represents our seventh consecutive quarterly increase in margins per case.

Our brands resonate with consumers. LaCroix’s steadfast commitment to bring joy and good health with delicious flavors and distinctive packaging has resulted in long-term category leadership. Across our brand portfolio, we are focused on unique innovation, broader brand distribution and marketing and social media programs designed to increase household consumption, velocity, brand awareness and market share.

National Beverage Corp.

Innovation is boundless at National Beverage. Our loyal shareholders will soon receive an investor package containing an 8-pack of our top-selling LaCroix LimonCello, a consumer favorite, for their enjoyment. And . . . we are excited to reveal our newest flavors - Mojito and Sunshine! We will be launching these two new additions to the LaCroix sparkling water family in the coming months.

As we stated in our annual shareholder letter, we begin the new fiscal year with resolute enthusiasm and are optimistic that our entrepreneurial philosophy, brand equity and proven innovation will continue to deliver superior returns to our loyal FIZZ shareholders,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
July 29, 2023 and July 30, 2022
(in thousands, except per share amounts)

	Three Months Ended		Trailing Twelve Months Ended
	July 29, 2023	July 30, 2022	July 29, 2023

Net Sales	$324,240	$318,117	$1,179,055

Net Income	$49,631	$35,454	$156,341

Earnings Per Common Share
Basic	$.53	$.38	$1.67
Diluted	$.53	$.38	$1.67

Average Common Shares Outstanding
Basic	93,354	93,338	93,351
Diluted	93,610	93,599	93,610

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.